UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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CYTOSORBENTS CORPORATION

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CytoSorbents Corporation

7 Deer Park Drive, Suite K
Monmouth Junction, New Jersey 08852

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of common stock, each having a par value of $0.001 per share, of CytoSorbents Corporation (“CytoSorbents” or the “Company”), will be held at the offices of DLA Piper LLP (US) at 1251 Avenue of the Americas, New York, New York 10020, on June 7, 2016 at 10:00 a.m. Eastern time, to consider and take action with respect to the following:

1.	To elect five directors, who shall each serve for a term of one year,
2.	To ratify the appointment of WithumSmith+Brown, PC as the Company’s independent auditors to audit the Company’s financial statements for the fiscal year ending December 31, 2016, and
3.	To conduct such other business as may properly come before the Annual Meeting or any adjournments thereof.

Holders of common stock of record at the close of business on April 13, 2016 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

This year, instead of mailing a printed copy of our proxy materials, including our Annual Report, to each stockholder of record, we have decided to provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on April 25, 2016, we began mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to all stockholders of record as of April 13, 2016, and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

By Order of the Board of Directors,

/s/ Kathleen P. Bloch

Kathleen P. Bloch, CPA
Chief Financial Officer and Secretary

Monmouth Junction, New Jersey
Dated: April 25, 2016

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE PROMPTLY VOTE YOUR PROXY BY ACCESSING THE INTERNET SITE AND FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND MARKING, DATING, SIGNING AND RETURNING THE PROXY CARD.

CytoSorbents Corporation

7 Deer Park Drive, Suite K
Monmouth Junction, New Jersey 08852

PROXY STATEMENT

Mailed on April 25, 2016
Annual Meeting of Stockholders to be held on June 7, 2016

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CytoSorbents Corporation, or CytoSorbents, to be used at the Annual Meeting of the holders of shares of common stock, par value $0.001 per share, of CytoSorbents, to be held on June 7, 2016 and at any adjournment thereof, or the Annual Meeting. The time and place of the Annual Meeting are stated in the Notice Regarding Internet Availability of Proxy Materials, or the Notice and the Notice of Annual Meeting of Stockholders that accompanies this proxy statement.

The expense of soliciting proxy cards, including the costs of preparing, assembling and mailing the Notice Regarding Internet Availability of Proxy Materials and the Notice of Annual Meeting of Stockholders, proxy statement and proxy card, will be borne by us. This year, instead of mailing a printed copy of our proxy materials, including our Annual Report, to each stockholder of record, we have decided to provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on April 25, 2016, we began mailing the Notice to all stockholders of record as of April 13, 2015, and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

VOTING RIGHTS

Only stockholders as of the close of business on April 13, 2016, the record date fixed by the Board of Directors of CytoSorbents, or the Board, are entitled to notice of and to vote at the Annual Meeting. As of April 13, 2016, there were 25,410,101 shares of common stock issued and outstanding and no other outstanding classes of voting securities. Each holder of our common stock is entitled to one vote per share on each matter presented at the Annual Meeting.

The presence of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote, in person or represented by duly executed proxies, at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

A plurality of the votes cast by stockholders entitled to vote for the election of directors is required to elect the directors. Cumulative voting for the election of directors is not permitted. The affirmative vote of a majority of the votes cast at the meeting, in person or by duly executed proxies, is required to ratify the appointment of our independent auditors.

Shares of common stock represented by valid proxy cards, completed, duly signed, dated, returned to the Company and not revoked, as well as shares that are properly voted via the Internet, as explained below, will be voted at the Annual Meeting as directed on the proxy. You may also vote your shares by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.

In the election of directors, stockholders may either vote “FOR” the nominees for election or “WITHHOLD” their votes from the nominees for election. Shares that are represented by valid proxy cards or shares that are properly voted via the Internet and that are marked “WITHHELD” with regard to the election of the nominees for director will be excluded entirely from the vote and will have no effect on the outcome. If no vote is specified on the proxy and in the absence of directions to the contrary, the shares will be voted “FOR” the election of the nominees for director named in this proxy statement.

Stockholders may vote “FOR”, “AGAINST”, or “ABSTAIN” to ratify the appointment of our independent auditors. If no vote is specified on the proxy and in the absence of directions to the contrary, the shares will be voted “FOR” the ratification of the appointment of our independent auditors named in this proxy statement. Shares that are represented by valid proxy cards or that are properly voted via the Internet or telephone and that are marked “ABSTAIN” with regard to the ratification of the appointment of the independent auditors will not be counted and accordingly, will have no impact on the outcome of the vote for the proposal.

Stockholders may vote their shares via the Internet by following the instructions included in the Notice by accessing the Internet at www.proxyvote.com and following the instructions contained on that website. In addition, the law of the State of Delaware, under which CytoSorbents is incorporated, permits electronic voting, provided that each proxy submitted by a stockholder via the Internet or telephone contains or is submitted with information from which it can be determined that such proxy was authorized by the stockholder. Submitting a proxy via the Internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. If you vote your shares via the Internet or telephone, you are responsible for any Internet access or telephone charges that you may incur.

If you are a stockholder of record, that is, you are listed as a stockholder in the Company’s books and records, you may vote your shares via the Internet at www.proxyvote.com rather than by returning the proxy card that accompanies this proxy statement. Once you access that website, in order to vote your shares, you will be required to provide the login control number contained on your proxy card. After providing this information, you will be prompted to complete an electronic proxy card. Your votes will be indicated on your computer screen and you will be prompted to submit or revise your electronic proxy card as desired.

If you are a beneficial owner of shares, that is, you own your shares through a bank or broker; you should receive from your bank or broker a voting instruction form that outlines the methods by which you can vote your shares. A number of banks and brokers have arranged for beneficial owners to vote their shares via the Internet or telephone, and will provide voting instructions on the voting instruction form. If your bank or broker uses Broadridge Financial Solutions, you may vote your shares via the Internet at www.proxyvote.com or by phone by calling the telephone number shown on the voting instruction form received from your broker or bank. If you do not give instructions to your bank or broker within ten days of the Annual Meeting, it may vote on matters that the New York Stock Exchange, or NYSE, determines to be “routine”, but will not be permitted to vote your shares with respect to “non-routine” items. Under the NYSE rules, the ratification of the appointment of our independent auditors is a routine matter, while the election of our directors is not. When a bank or broker has not received instructions from the beneficial owners or persons entitled to vote and the bank or broker cannot vote on a particular matter because it is not routine, then there is a “broker non-vote” on that matter. Broker non-votes do not count as votes “FOR” or “AGAINST” any proposal, but will be counted in determining whether there is a quorum for the Annual Meeting. Please note that your bank or broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your bank or broker. We strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.

If you request a printed copy of the proxy materials by mail, mark, date, sign, and return the enclosed proxy card to Broadridge Representatives of Broadridge Financial Solutions, Inc., and our inspectors of election will tabulate and certify the votes. Alternatively, a representative of our transfer agent may serve as inspector of election.

A postage prepaid envelope addressed to Broadridge Financial Solutions will be provided with requested printed proxy materials.

The Board does not know of any other business to be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will be voted on such matters in the discretion of the proxy holders. The Delaware General Corporation Law provides that, unless otherwise provided in the proxy and unless the proxy is coupled with an interest, a stockholder may revoke a proxy previously given at any time prior to its exercise at the Annual Meeting. A stockholder who has voted shares by returning a proxy card or by delivering a proxy via the Internet or by phone may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to any of the persons named as proxies on the proxy card, or addressed to and received by the Secretary, an instrument revoking the proxy;
•	appearing at the Annual Meeting and voting in person and executing a later dated proxy which is exercised at the Annual Meeting; or
•	casting a later vote via the Internet or telephone.

Attendance at the Annual Meeting will not, by itself, revoke a proxy. We plan to announce preliminary voting results at the Annual Meeting and will report the final results in a Current Report on Form 8-K, which we intend to file with the Securities and Exchange Commission shortly after the Annual Meeting.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The stockholders named in the following table are those known to us to be the beneficial owners of 5% or more of our common stock. Unless otherwise indicated, the information is as of April 13, 2016. For purposes of this table, and as used elsewhere in this proxy statement, the term “beneficial owner” means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of, shares of our common stock, the power to dispose, or to direct the disposition of, a security or has the right to acquire shares within sixty (60) days. Except as otherwise indicated, we believe that each owner listed below exercises sole voting and dispositive power over its shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
NJTC Investment Fund, LP 1001 Briggs Road, Suite 280 Mount Laurel, NJ 08054	2,531,579(1)	10.0%
Robert Shipley 9 Noble Road Nogales, Arizona 85621	2,773,363(2)	10.9%

(1)	Includes 2,500,000 shares of common stock, and options to purchase 31,579 shares of common stock.
(2)	Mr. Shipley’s ownership is comprised solely of shares held in a trust over which he holds sole voting and investment power.

STOCK OWNERSHIP OF DIRECTORS, NOMINEES FOR
DIRECTOR AND EXECUTIVE OFFICERS

The following table and notes thereto set forth information with respect to the beneficial ownership of shares of our common stock as of April 13, 2015 (except as otherwise indicated below) by each of our directors and director nominees, each named executive officer and by our directors and executive officers as a group, based upon information furnished to us by such persons. Except as otherwise indicated, we believe that each beneficial owner listed below exercises sole voting and dispositive power over his or her shares.

Name of Beneficial Owner(1)	Number of Shares		Percentage of Common Stock(1)
Al W. Kraus	166,304	(2)	*
Phillip P. Chan, MD, PhD	390,298	(3)	1.5%
Vincent J. Capponi, MS	348,724	(4)	1.4%
Kathleen P. Bloch, CPA	122,325	(5)	*
Robert H. Bartlett, MD	54,600	(6)	*
Michael G. Bator	6,000	(7)	*
Edward R. Jones, MD, MBA	33,300	(8)	*
Alan D. Sobel, CPA	6,000	(9)	*
All current directors, director nominees and executive officers as a group (8 persons)	1,127,551		4.2%

*	Less than 1%
(1)	Applicable percentage of ownership is based on 25,410,101 shares of our common stock outstanding as of April 13, 2016. Beneficial ownership is determined in accordance with the rules of the SEC and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of April 13, 2016, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 55,746 shares of common stock, and 110,558 shares of common stock issuable pursuant to stock options currently exercisable.
(3)	Includes 75,443 shares of common stock, 306,855 shares of common stock issuable pursuant to stock options currently exercisable, and 8,000 shares of common stock issuable upon exercise of warrants.
(4)	Includes 16,724 shares of common stock and 332,000 shares of common stock issuable pursuant to stock options currently exercisable.
(5)	Includes 9,125 shares of common stock, of which 7,000 shares of common stock are held by Ms. Bloch’s husband as to which she disclaims beneficial ownership, and 113,200 shares of common stock issuable pursuant to stock options currently exercisable.
(6)	Includes 54,600 shares of common stock issuable pursuant to stock options currently exercisable.
(7)	Includes 6,000 shares of common stock issuable pursuant to stock options currently exercisable.
(8)	Includes 33,300 shares of common stock issuable pursuant to stock options currently exercisable.
(9)	Includes 6,000 shares of common stock issuable pursuant to stock options currently exercisable.

PROPOSAL 1
NOMINATION AND ELECTION OF DIRECTORS

Our Bylaws provide that our Board shall consist of not less than three members. Each director serves for a one-year term, with each director being elected at each Annual Meeting. Five directors are currently serving on the Board. Our Board is authorized to increase or decrease the total number of directors within the limitations prescribed by our Bylaws.

The directorships expiring this year are currently filled by Phillip P. Chan, Al W. Kraus, Edward R. Jones, Michael G. Bator and Alan D. Sobel. If each director is elected, the total number of directors comprising our Board will remain at five (5) directors effective immediately following the Annual Meeting. If elected, each director’s term will expire in 2017.

The nominees for election at this Annual Meeting have informed us that they are willing to serve for the term to which they are nominated, if elected. If any nominee should become unavailable for election or is unable to serve as a director, the shares represented by proxies voted in favor of that nominee will be voted for any substitute nominee that may be named by the Board.

Set forth in the table below is certain information about the nominees for election as directors, including each nominee’s age and length of service as a director of CytoSorbents, principal occupation and business experience for at least the past five years and the names of other publicly held companies on whose boards the director serves or has served in the past five years. There are no family relationships among any of our directors, nominees for director and executive officers.

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
Nominees for Election – Terms Expiring in 2017

Phillip P. Chan, MD, PhD	45	2008	Dr. Chan became a director of the Company in 2008, and since January 2009 has served as President and Chief Executive Officer. Prior to joining CytoSorbents, Dr. Chan led healthcare and life science investments for the NJTC Venture Fund from 2003 to 2008, most recently as a Partner. In 2006, Dr. Chan co-founded Andrew Technologies, a medical device company commercializing its U.S. Food and Drug Administration, or FDA, -approved HydraSolveTM lipoplasty system for plastic surgery. He is an Internal Medicine physician with a strong background in clinical medicine and research. Dr. Chan received his MD and PhD from the Yale University School of Medicine, completed his Internal Medicine residency at the Beth Israel Deaconess Medical Center at Harvard Medical School, and received his Board certification. He also holds a BS in cell and molecular biology from Cornell University.
Al W. Kraus(1)(2)(3)	71	2003	Mr. Kraus has been a director of the Company since 2003, and has been Chairman of the Board since 2009. From 2003 through 2008, Mr. Kraus also served as the Company’s President and Chief Executive Officer. Prior to joining CytoSorbents, from 2001 to 2003, Mr. Kraus served as President and Chief Executive Officer of NovoVascular Inc., an early stage company developing coated stent technology. From 1996 to 1998, Mr. Kraus served as President and Chief Executive Officer of Althin Healthcare and from 1998 to 2000, served as President and Chief Executive Officer of Althin Medical Inc., a manufacturer of products for the treatment of end stage renal disease. While Chief Executive Officer of Althin Healthcare, he provided strategic direction and management for operations throughout the Americas. From 1985 through 1989, Mr. Kraus served as Chief Executive Officer of Victor Technologies, formerly known as Micronics, a computer company, and from 1979 to 1985, he was U.S. Subsidiary Manager and Chief Operating Officer of Gambro Inc., a leading medical technology and healthcare company. Mr. Kraus was the Chief Operating Officer of Gambro when it went public in the United States in an offering led by Morgan Stanley. Mr. Kraus holds a BS in Business Administration from St. Joseph’s University.

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
Edward R. Jones, MD, MBA(1)(3)	67	2007	Dr. Jones has been a director of the Company since April 2007. Dr. Jones has been an attending physician at Albert Einstein Medical Center and Chestnut Hill Hospital as well as Clinical Professor of Medicine at Temple University Hospital since 1985. Dr. Jones has published or contributed to the publishing of 30 chapters, articles, and abstracts on the subject of treating kidney-related illnesses. He has been a member of the Renal Physicians Association, the Philadelphia County Medical Society for 16 years, and is a past board member of the National Kidney Foundation of the Delaware Valley. From March 2009 to March 2011, Dr. Jones was President of, and currently serves as a Counselor at, the Renal Physicians Association. Since January, 2014, Dr. Jones has been Chairman of Kidney Care Partners, and he is the President and Managing Director of Delaware Valley Nephrology and Hypertension, Associates. Dr. Jones graduated from The Medical University of South Carolina and completed his Internal Medicine Residency at Temple University Hospital (TUH). He later served as Chief Medical Resident at Temple University Hospital. He was a fellow in the Renal and Electrolyte Section of the University of Pennsylvania after which he joined the faculty of Temple where he ran the renal physiology laboratory while teaching and providing patient care. Dr. Jones received his MBA in healthcare management from St Joseph’s University in Philadelphia.

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
Michael G. Bator(2)	52	2015	Mr. Bator has been a director of the Company since July 2015. Since April 2015, he has served as the Chief Financial Officer of Trek Therapeutics, a private pharmaceutical company. Mr. Bator is also the founder and partner of Certus Advisory, a consulting firm he founded in February 2015. From January 2001 until February 2015, Mr. Bator held several positions with Jennison Associates, a United States mutual and pension fund management company, where he was most recently Managing Director, Healthcare Research. Prior to that time, he worked in management consulting with Cambridge Pharma Consultancy, Lexington Strategy, and The Boston Consulting Group. Since March 2015, Mr. Bator has served on the board of directors of 3DBio Corporation, a private company focused on bioprinted cartilage implants used in reconstructive and orthopedic surgery. Mr. Bator received his MBA in Finance from Wharton Business School at the University of Pennsylvania, and his BA from Princeton University.
Alan D. Sobel, CPA(1)(3)	55	2014	Mr. Sobel has been a director of the Company since 2014. Since 1996, Mr. Sobel has served as the Managing Member of Sobel & Co., LLC, a full-service accounting, auditing, taxation, and business consulting firm. He has provided corporate advisory and consulting services, including mergers and acquisitions, for clients in the real estate, manufacturing, pharmaceutical, and distribution businesses, among others. Mr. Sobel is a Certified Public Accountant, and has served in various leadership roles including Chairman of the Audit Committee of the New Jersey Society of Certified Public Accountants. Mr. Sobel received his BS in accounting from Bentley College and his MS in taxation from Fairleigh Dickinson University.

(1)	Member of Nominating and Corporate Governance Committee.
(2)	Member of Compensation Committee.
(3)	Member of the Audit Committee.

Director Experience, Qualifications, Attributes and Skills

We believe that the backgrounds and qualifications of our directors and director nominees, considered as a group, provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Our Nominating and Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. However, our Nominating and Corporate Governance Committee values diversity on our Board and considers the diversity of the professional experience, education and skills, as well as diversity of origin, in identifying director nominees. Our Board is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside the United States, as well as experience serving on other companies’ boards, which provides an understanding of different business processes, challenges and strategies facing boards and other companies. Collectively, our directors have experience as chief executive officers, presidents, or general partners of medical-device companies, physician or other professional organizations, and investment companies which brings unique perspectives to the Board. Furthermore, our directors also have other experience that makes them valuable members, such as prior experience with financing transactions or mergers and acquisitions that provides insight into issues faced by companies.

The following highlights the specific experience, qualification, attributes and skills of our individual Board members that have led our Nominating and Corporate Governance Committee to conclude that these individuals should serve on our Board:

Phillip P. Chan, MD, PhD, our current President and Chief Executive Officer, brings extensive experience in company management, business strategy, medicine, science, investing, and fundraising. Prior to joining CytoSorbents, Dr. Chan was a Partner at NJTC Venture Fund, LP, where he led healthcare and life sciences investments. Dr. Chan co-founded Andrew Technologies, a medical device company commercializing its FDA-approved HydraSolveTM lipoplasty system for plastic surgery. He is an MD and PhD internal medicine physician with a strong background in clinical medicine and research.

Al W. Kraus, our Chairman of the Board and former President and CEO, has more than 25 years’ experience managing publicly-traded and privately-held companies in the dialysis, medical device products, personal computer and custom software industries.

Edward R. Jones, MD, MBA has significant experience serving as a Medical Director of numerous dialysis facilities. In addition, he currently serves as the President and Managing Partner of Private Practice of Nephrology, Chairman of Kidney Care Partners, and as Counselor to the Renal Physician Association.

Michael G. Bator has extensive experience in management consulting as well as mutual and pension fund management. He has served as an equity analyst and Director specializing in healthcare investments for more than 14 years while employed at Jennison Associates. He also has prior experience as a Chief Financial Officer for a publicly-traded company and as a Director of a private company.

Alan D. Sobel, CPA has been a licensed CPA since 1987 and he has worked in public accounting in the areas of audit, consulting and tax, assisting both private and publicly-traded entities. Mr. Sobel has served as a consultant and advisor to Chief Executive Officers and senior management in the pharmaceutical, biotech, and other FDA manufacturing clients, including providing expertise in mergers and acquisitions undertaken by these entities. He has worked extensively with Boards of Directors and Audit Committees as part of his role as lead auditor on SEC engagements.

Vote Required for Election

The receipt of a plurality of the votes cast by stockholders entitled to vote in the election of directors is required for the election of the nominees listed above as directors of CytoSorbents.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF
THE DIRECTOR NOMINEES.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Independence of Directors

Our Board has determined that each of Messrs. Kraus, Bator and Sobel and Dr. Jones are independent as that term is defined under the applicable independence listing standards of the NASDAQ Global Market, or NASDAQ.

Meetings

Our Board held eight meetings during the year ended December 31, 2015. During the year, no incumbent director attended fewer than 75% of the aggregate of all meetings of the Board held during the period in which he served as a director and the total number of meetings held by the committee on which he served during the period. It is the policy of our Board that each director attends our annual meetings of stockholders. All incumbent directors who were directors at the time attended the 2015 Annual Meeting of Stockholders.

Board Leadership Structure and Role in Risk Oversight

Our Board evaluates its leadership structure and role in risk oversight on an ongoing basis.

The Board believes that its current leadership structure, with Dr. Chan serving as President and Chief Executive Officer and Mr. Kraus serving as our independent non-executive Chairman, is appropriate for the Company at this time as it promotes balance between the Board’s independent authority to oversee our business and the President and Chief Executive Officer and his management team who manage the business on a day-to-day basis. Both Dr. Chan and Mr. Kraus are actively engaged on significant matters affecting us, such as long-term strategy. The President and Chief Executive Officer has overall responsibility for all aspects of our operation, while the Chairman has a greater focus on governance of the Company, including oversight of the Board. We believe this balance of shared leadership between the two positions is a strength for the Company. As our independent non-executive Chairman, Mr. Kraus calls and chairs regular and special meetings of the Board and all executive sessions of the independent directors, chairs and presides at annual or special meetings of stockholders, provides meaningful input into the agenda of Board meetings, authorizes the retention of outside advisors, consultants and legal counsel who report directly to the Board, consults frequently with committee chairs and has the right to and often does attend Board committee meetings.

The Board, acting primarily through the Audit Committee, is also responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes. This division of responsibilities is the most effective approach for addressing the risks facing the Company, and the Company’s board leadership structure supports this approach. Through our President and Chief Executive Officer, and other members of management, the Board receives periodic reports regarding the risks facing the Company. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding our risk and control environment.

The Compensation Committee also reviews the Company’s compensation practices to confirm that they do not create risks likely to have a material adverse effect on the Company. This review includes comparing the compensation practices of the Company with peer companies in the life sciences sector as well as insuring that the compensation packages of key executives are tied to the long-term success of the Company and therefore correlated to increases in stockholder value.

Committees of the Board

Our Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. These committees, their principal functions and their respective memberships are described below.

Audit Committee

The current members of the Audit Committee are Mr. Sobel, who serves as Chairman, Mr. Kraus and Dr. Jones. Each of the members of the Audit Committee is independent as defined by the applicable NASDAQ listing standards and Securities and Exchange Commission, or the SEC, rules applicable to audit committee members. The Board has determined that Mr. Sobel qualifies as an “audit committee financial expert,” as such term is defined by Item 407(d)(5) of Regulation S-K as promulgated by the Securities and Exchange Commission.

The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee oversees our financial reporting process and system of internal control over financial reporting, and selects and oversees the performance of, and approves in advance the services provided by, our independent auditors. The Audit Committee provides an open avenue of communication among our independent auditors, financial and senior management and the Board. The Audit Committee meets regularly with our independent auditors without management present, and from time to time with management in separate private sessions, to discuss any matters that the Committee or these individuals believe should be discussed privately with the Audit Committee, including any significant issues or disagreements that may arise concerning our accounting practices or financial statements. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding our risk and control environment.

In 2015, the Audit Committee held four meetings and all members were present at all of the meetings. A copy of the Audit Committee’s charter is posted on our website at www.cytosorbents.com. Our website is not a part of this proxy statement, and all references to our website address in this proxy statement are intended to be inactive textual references only.

Review and Approval of Related Person Transactions

Our Board has adopted written policies and procedures for the review, approval or ratification of transactions involving CytoSorbents and any executive officer, director, director nominee, 5% stockholder and certain of their immediate family members (each of whom we refer to as a “related person”). The policies and procedures cover any transaction involving $120,000 or more with a related person (a “related person transaction”) in which the related person has a material interest and which does not fall under an explicitly stated exception set forth in the applicable disclosure rules of the SEC.

Any proposed related person transaction must be reported to the Chairman of our Audit Committee. The policy calls for the transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. The transaction should be approved in advance whenever practicable. If not practicable, the Audit Committee will review, and may, if deemed appropriate, ratify the related person transaction. The policy also permits the Chairman of the Audit Committee to approve related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transaction that is ongoing in nature will be reviewed annually.

A related person transaction will be considered approved or ratified if it is authorized by the Audit Committee or Chairman after full disclosure of the related person’s interest in the transaction. The transaction may be approved or ratified only if the Audit Committee determines that the transaction is not inconsistent with the Company’s best interests. In considering related person transactions, the Audit Committee will consider any information considered material to investors and the following factors:

•	the related person’s interest in the transaction;
•	the approximate dollar value of the transaction;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that we could have reached with an unrelated third party; and
•	the purpose and potential benefit to us of the transaction.

The policy provides that related party transactions involving the compensation of our executive officers will be reviewed and approved by the Compensation Committee or our Board, in accordance with the Compensation Committee’s charter.

There were no such related party transactions in 2015.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Mr. Sobel, who serves as Chairman, Mr. Kraus and Dr. Jones. Each of the members of the Nominating and Corporate Governance Committee is independent as defined by the applicable NASDAQ listing standards.

The Nominating and Corporate Governance Committee assists the Board in fulfilling its responsibilities regarding the oversight of the composition of the Board and other corporate governance matters. Among its other duties, the Nominating and Corporate Governance Committee evaluates nominees and reviews the qualifications of individuals eligible to stand for election and reelection as directors and makes recommendations to the Board on this matter; oversees compliance with our Code of Business Conduct and Ethics; reviews and approves related party transactions; recommends and advises the Board on certain other corporate governance matters; and oversees the Board’s performance evaluation process. The Nominating and Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. However, our Nominating and Corporate Governance Committee values diversity on our Board and considers the diversity of the professional experience, education and skills, as well as diversity of origin, in identifying director nominees.

During 2015, the Nominating and Corporate Governance Committee held 2 meetings. A copy of the Nominating and Corporate Governance Committee’s charter is posted on our website at www.cytosorbents.com.

Evaluation and Identification of Director Nominees

The Nominating and Corporate Governance Committee considers a number of factors in identifying and evaluating director nominees. While all nominees should have the highest personal integrity, meet any required regulatory qualifications and have a record of exceptional ability and judgment, the Board relies on the judgment of members of the Nominating and Corporate Governance Committee, with input from our President and Chief Executive Officer, to assess the qualifications of potential Board nominees with a view to the contributions that they would make to the Board and to CytoSorbents. Because our Board believes that its members should ideally reflect a mix of experience and other qualifications, there is no rigid formula. Our Nominating and Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees; however, our Nominating and Corporate Governance Committee values diversity on our Board and considers the diversity of the professional experience, education and skills, as well as diversity of origin, in identifying director nominees. In evaluating potential candidates, the Nominating and Corporate Governance Committee will consider, among others things, the degree to which a potential candidate fulfills a current Board need, such as the need for an audit committee financial expert, as well as the candidate’s ability and commitment to understand CytoSorbents and its industry and the candidate’s ability to devote the time necessary to fulfill the role of director (including, without limitation, regularly attending and participating in meetings of the Board and its Committees). In considering potential candidates, the Nominating and Corporate Governance Committee will consider the overall competency of the Board in the following areas:

•	industry knowledge;
•	accounting and finance;
•	business judgment;
•	management;
•	leadership;
•	business strategy;
•	crisis management; and
•	corporate governance.

In addition, the Nominating and Corporate Governance Committee may consider other factors, as appropriate in a particular case, including, without limitation, the candidate’s:

•	sound business and personal judgment;
•	diversity of origin, experience, background and thought;
•	senior management experience and demonstrated leadership ability;

•	accountability and integrity;
•	financial literacy;
•	industry or business knowledge, including science, technology, and marketing acumen;
•	the extent, nature and quality of relationships and standing in the research and local communities;
•	in connection with nominees to be designated as “independent” directors, “independence” under regulatory definitions, as well as in the judgment of the Nominating and Corporate Governance Committee;
•	independence of thought and ideas; and
•	other board appointments and service.

The Nominating and Corporate Governance Committee considers recommendations for nominations from a variety of sources, including members of the Board, business contacts, community leaders and members of management. As described below, the Nominating and Corporate Governance Committee will also consider stockholder recommendations for Board nominees. The Nominating and Corporate Governance Committee’s process for identifying and evaluating candidates is the same with respect to candidates recommended by members of the Board, management, stockholders or others.

Stockholder Director Nominee Recommendations

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders. Stockholders who wish their proposed nominee to be considered by the Nominating and Corporate Governance Committee for nomination at our next annual stockholders’ meeting should follow the procedures set forth in our bylaws as described in “Stockholder Proposals and Nomination of Director Candidates” in this proxy statement.

Compensation Committee

The current members of the Compensation Committee are Mr. Kraus, who serves as Chairman, and Mr. Bator. Each of the current members of the Compensation Committee is independent as defined by the applicable NASDAQ listing standards.

Decisions regarding the compensation of our executive officers are made by the Compensation Committee. The Compensation Committee’s principal responsibilities include reviewing the Company’s overall compensation philosophy and the adequacy and market competitiveness of our compensation plans and programs, evaluating the Company’s compensation policies and practices to determine whether these policies and practices create incentives for a particular employee group to take actions which could put the Company at undue risk, evaluating the performance of and reviewing and approving compensation for our executive officers, evaluating and recommending director compensation, and reviewing and discussing with management the compensation disclosures included in this proxy statement. The Compensation Committee also administers our equity-based and other incentive plans, including assuming responsibility for granting, or delegating as appropriate the authority for granting, and making decisions with respect to, awards under our equity compensation and other incentive plans.

The Compensation Committee held three meetings during 2015. A copy of the Compensation Committee’s charter is posted on our website at www.cytosorbents.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. With the exception of Al W. Kraus, who served as our President and Chief Executive Officer from 2003 to 2008, none of the members of the Compensation Committee has ever been an employee or one of our officers.

Stockholder Communications to the Board of Directors

Stockholders may send communications to our Board in writing, addressed to the full Board or a specific committee of the Board, c/o Amy Vogel, Investor Relations, CytoSorbents Corporation, 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852, telephone (732) 329-8885, or avogel@cytosorbents.com. Such correspondence will be logged in and forwarded to the Board.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees (including our principal executive officer, chief financial officer and other members of our finance and administration department) and our directors. Our Code of Business Conduct and Ethics is posted on our website at www.cytosorbents.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of our Code of Business Conduct and Ethics.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2015 certain information with respect to the compensation of all non-employee directors of the Company.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Total ($)
Michael G. Bator	6,500	(3)	—	20,619	(4)	27,119
Edward R. Jones, MD, MBA	14,000		—	4,985	(5)	18,985
James T. Gunton	—	(6)	—	4,985	(7)	4,985
Al W. Kraus	30,000		—	9,969	(8)	39,969
Alan D. Sobel, CPA	20,000		—	4,985	(9)	24,985

(1)	In 2015, each of our directors received a grant of restricted stock units which will vest upon a “Change in Control” of the Company, as defined in the Company’s 2014 Long-Term Incentive Plan. The value of these grants have been calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”).
(2)	The value of option awards granted to directors is based upon the grant date fair value of awards calculated in accordance with ASC Topic 718. For information regarding our valuation of option awards, see “Stock-Based Compensation” in Note 10 of our financial statements for the period ended December 31, 2015.
(3)	Reflects compensation earned by Mr. Bator since July 14, 2015, the date on which he was appointed to the Board.
(4)	In connection with his service as a director in 2015 we issued Mr. Bator options to purchase 6,000 shares of our common stock at an exercise price of $6.65 per share, which were granted on July 14, 2015 and expire on July 14, 2025. All 6,000 shares vest and become exercisable on July 14, 2016.
(5)	In connection with his service as a director in 2015 we issued Dr. Jones options to purchase 6,000 shares of our common stock at an exercise price of $8.07 per share, which were granted on April 8, 2015 and expire on April 8, 2025. All 6,000 shares vested and became exercisable on April 8, 2016.
(6)	Mr. Gunton resigned from the Board effective July 9, 2015.
(7)	In connection with Mr. Gunton’s service as a director in 2015, the NJTC Investment Fund, LP was issued options to purchase 6,000 shares of our common stock at an exercise price of $8.07 per share, which were granted on April 8, 2015 and expire on April 8, 2025. Upon Mr. Gunton’s resignation from the Board, 3,000 of these options were cancelled. The remaining 3,000 shares vested and became exercisable on April 8, 2016.
(8)	Pursuant to an agreement and in connection with Mr. Kraus’ service as a director in 2015 we issued options to purchase 12,000 shares of our common stock at an exercise price of $8.07 per share, which were granted on April 8, 2015 and expire on April 8, 2025. All 12,000 shares vested and became exercisable on April 8, 2016.
(9)	In connection with his service as a director in 2015 we issued Mr. Sobel options to purchase 6,000 shares of our common stock at an exercise price of $8.07 per share, which were granted on April 8, 2015 and expire on April 8, 2025. All 6,000 shares vested and became exercisable on April 8, 2016.

In 2007, we approved arrangements under which each non-employee director received a fee of $2,000 for each quarterly Board meeting attended, $1,000 for conference call participation in each quarterly meeting, and reimbursement for actual out-of-pocket expenses incurred by them in connection with their attendance at such meetings. In addition, each non-employee director was eligible to be issued options to purchase up to 400 shares of our common stock, as adjusted following a 25:1 reverse split of our common stock which occurred in December 2014. Such options became exercisable on the date of grant in accordance with the Company’s option pricing policy.

In March 2015, the Board approved a new fee schedule for its members which became effective January 1, 2015. Pursuant to the revised fee schedule, the Chairman is entitled to an annual retainer of $23,000 and each non-employee Board member is entitled to an annual retainer of $10,000. The Chairman of the Audit Committee and Nominating and Corporate Governance Committee is entitled to an additional $10,000 per year, each member of the Audit and Nominating and Corporate Governance Committee is entitled to an additional $4,000 per year, and the Chairman and each member of the Compensation Committee is entitled to an additional $3,000 per year. In addition, each of our directors is eligible to receive reimbursement for actual out-of-pocket expenses incurred by them in connection with their attendance at meetings of the Board and Board committees and an annual equity grant.

In April 2015, our Chairman received an option to purchase 12,000 shares of our common stock, and each of our other directors received an option to purchase 6,000 shares of our common stock. The stock option grants each have a 10-year terms, vested on the first anniversary of the date of grant and have an exercise price of $8.07 per share. Additionally, in April 2015, our Chairman and each of our other directors, except for Mr. Bator, who was not a director at the time, received grants of 55,000 restricted stock units. Such restricted stock units vest in the event of a “Change in Control” of the Company, as defined in the Company’s 2014 Long-Term Incentive Plan.

OFFICERS AND KEY EMPLOYEES

Below is information about Phillip P. Chan, Vincent J. Capponi, Kathleen P. Bloch and Robert H. Bartlett, our executive officers. This information includes each officer’s age, his or her position with CytoSorbents, the length of time he or she has held each position and his or her business experience for at least the past five years. Our Board elects our executive officers annually, and executive officers serve until they resign or the Board terminates their position. There are no family relationships among any of our directors, nominee for director and executive officers.

Name	Age	Position
Phillip P. Chan, MD, PhD	45	President and Chief Executive Officer
Vincent J. Capponi, MS	58	Chief Operating Officer
Kathleen P. Bloch, CPA	61	Chief Financial Officer
Robert H. Bartlett, MD	76	Chief Medical Officer

Phillip P. Chan, MD, PhD. Dr. Chan became a director of the Company in 2008, and since January 2009 has served as President and Chief Executive Officer. Prior to joining CytoSorbents, Dr. Chan led healthcare and life science investments for the NJTC Venture Fund from 2003 to 2008, most recently as a Partner. In 2006, Dr. Chan co-founded Andrew Technologies, a medical device company commercializing its FDA-approved HydraSolveTM lipoplasty system for plastic surgery. He is an Internal Medicine physician with a strong background in clinical medicine and research. Dr. Chan received his MD and PhD from the Yale University School of Medicine, completed his Internal Medicine residency at the Beth Israel Deaconess Medical Center at Harvard Medical School, and received his Board certification. He also holds a BS in cell and molecular biology from Cornell University.

Vincent J. Capponi, MS. Mr. Capponi joined the Company as Vice President of Operations in 2002 and became our Chief Operating Officer in July 2005. He has more than 20 years of management experience in medical device, pharmaceutical and imaging equipment at companies including Upjohn, Sims Deltec and Sabratek. Prior to joining CytoSorbents in 2002, Mr. Capponi held several senior management positions at Sabratek and its diagnostics division GDS, and was interim president of GDS diagnostics in 2001. From 1998 to 2000, Mr. Capponi was Senior Vice President and Chief Operating Officer for Sabratek and Vice President Operations from 1996 to 1998. He received his MS in Chemistry and his BS in Chemistry and Microbiology from Bowling Green State University.

Kathleen P. Bloch, MBA, CPA. Ms. Bloch has more than 20 years of executive financial experience in both public and private companies. She became Chief Financial Officer of the Company in May, 2013. Previously, she served as Chief Financial Officer of Laureate Biopharmaceutical Services, Inc., a leader in biopharmaceutical contract development and manufacturing from November 2010 to May 2013. Prior to that, from September 2007 to November 2010, Ms. Bloch served as Chief Operating Officer and CFO of PC Group, Inc., a $70 million in revenue, NASDAQ-listed, publicly traded company with a diverse group of holdings, including several medical device subsidiaries. Ms. Bloch served as Chief Financial Officer of Silver Line Building Products Corporation, one of the world’s largest manufacturers of vinyl windows, from August 1999 to August 2007. She began her career at the accounting firm of Peat Marwick International. Ms. Bloch holds an MBA and a BS in accounting from LaSalle University, and is a Certified Public Accountant.

Robert H. Bartlett, MD. Dr. Bartlett became our Chief Medical Officer in January 2009. He is Professor Emeritus of Surgery at the University of Michigan Health System. Prior to becoming Professor Emeritus in 2005, Dr. Bartlett was Director of the Surgical Intensive Care Unit, Chief of the Trauma/Clinical Care Division and Director of the Extracorporeal Life Support Program at the University of Michigan Medical Center from 1980 to -2005. Dr. Bartlett was the pioneer in the development of the extracorporeal membrane oxygenation machine (ECMO), used to oxygenate blood in critically ill patients worldwide. He received his MD from the University of Michigan Medical School, cum laude. He completed his general surgery residency at Peter Bent Brigham Hospital in Boston, and was Chief resident in thoracic surgery. Dr. Bartlett was also a NIH Trainee in Academic Surgery at Harvard Medical School, and was previously faculty at the University of California, Irvine. Dr. Bartlett is the recipient of 26 separate research grants, 14 from the National Institute of Health, including an RO1 grant for the development of a totally artificial lung. He has also received numerous national and international awards for his contributions to critical care medicine.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains how our executive compensation program is designed and operates with respect to our named executive officers listed in the 2015 Summary Compensation Table. Our named executive officers in 2015 were:

•	Phillip Chan, MD PhD, our President and Chief Executive Officer
•	Vincent J. Capponi, MS, our Chief Operating Officer
•	Kathleen P. Bloch, CPA, our Chief Financial Officer; and
•	Robert Bartlett, MD, our Chief Medical Officer.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why our Compensation Committee arrived at specific compensation policies and decisions involving our named executive officers for the fiscal year ended December 31, 2015.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Significant Executive Compensation Actions

Our Compensation Committee, which consists of two independent directors, sets the compensation of our named executive officers. For 2015, the Compensation Committee took the following actions with respect to the compensation of our named executive officers:

•	increased base salaries to advance them towards more competitive market levels;
•	approved bonuses paid in 2015 which were linked to 2014 financial performance;
•	approved long-term incentive compensation, in the form of a combination of stock options and restricted stock units to further align the incentives of the executives and stockholders, retain key executives and reward performance; and
•	established a pool of stock options for our executive officers which will vest based upon the Company’s ability to meet certain predetermined milestones related to 2015 operating performance.

Significant Corporate Governance Standards

We have endeavored to maintain high standards in our executive compensation practices. We conduct an annual review of our compensation programs for executive officers and other employees to assess the level of risk associated with those programs and the effectiveness of our policies and practices for monitoring and managing these risks. Following a selection process, in March 2016, we engaged Willis Towers Watson, a compensation consultant, to assist the Compensation Committee in evaluating our executive compensation practices. Willis Towers Watson will help the Compensation Committee to review and make appropriate changes to our executive compensation guiding principles, to update our compensation peer group, to evaluate the competitiveness of our named executive officers’ compensation, and to assist it in the course of its deliberations concerning executive compensation decisions. Willis Towers Watson serves at the discretion of our Compensation Committee, and they do not provide any other services to us.

Executive Compensation Philosophy and Objectives

We operate an innovative and novel blood purification technology which we are commercializing throughout the world through direct sales and distributor and partner relationships. Our CytoSorb® device is used to prevent or treat life threatening inflammation in the ICU and cardiac surgery which, if untreated, may lead to organ failure or even death. We have received CE Mark approval of our CytoSorb® device and are seeking FDA approval of the device. While we have limited direct competitors, we compete for capital with other early stage microcap companies in the life sciences space. To effectively operate in this dynamic market, we need a highly talented and seasoned team of executives and business professionals.

We compete with pharmaceutical and medical device companies in seeking to attract and retain a skilled management team. To meet this challenge, we have adopted a compensation philosophy designed to offer our named executive officers compensation and benefits that are market competitive and that meet our goals of attracting, retaining and motivating highly skilled individuals to help us achieve our financial and strategic objectives.

Our executive compensation program is designed to achieve the following principal objectives:

•	attract and retain talented and experienced individuals;
•	offer total compensation opportunities that take into consideration the practices of other comparably positioned life sciences companies;
•	directly and substantially link total compensation to measurable corporate and individual performance;
•	create and sustain a sense of urgency surrounding strategy execution and the achievement of key business objectives; and
•	strengthen the alignment of the interests of our named executive officers and stockholders through equity-based, long-term incentives and reward our named executive officers for creating long-term stockholder value.

Compensation-Setting Process

Role of the Compensation Committee

Our Compensation Committee is responsible for overseeing our executive compensation philosophy and our executive compensation program, determining and approving the compensation for our named executive officers, negotiating executive employment contracts, and helping to establish appropriate compensation for Board members and other key employees. Our Compensation Committee regularly reports to our Board on its deliberations, but is ultimately responsible for compensation decisions, as described in the Compensation Committee charter.

Our Compensation Committee reviews, on at least an annual basis, our executive compensation program, including our incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and recommends to our Board any modifications or new plans or programs. It also reviews the compensation of our named executive officers and makes decisions about the various components that comprise their compensation packages.

Role of Management

In carrying out its responsibilities, our Compensation Committee works with members of our management team, including our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer. Typically, our management team assists our Compensation Committee by providing information about our corporate, financial and individual performance, competitive market data and management’s perspective and recommendations on compensation matters.

Typically, our Chief Executive Officer makes recommendations to our Compensation Committee regarding the compensation of our executive officers, including our named executive officers (except with respect to his own compensation), and, at the request of the Compensation Committee, attends Compensation Committee meetings (except with respect to discussions involving his own compensation).

Use of Competitive Data

To assess the competitiveness of our executive compensation program and compensation levels, our Compensation Committee examines the competitive compensation data for senior executives of other similar life science companies on the NASDAQ.

Compensation Program Design for 2015

In designing our compensation program for 2015, we were cognizant of our need to motivate our named executive officers to meet our short-term goals and long-term strategic objectives. Thus, we emphasize the use of equity in the form of options to purchase shares of our common stock to incent our named executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable long-term value for our stockholders. We believe that stock options and restricted stock units offer our named executive officers a valuable long-term incentive that aligns their interests with the interests of our stockholders.

We also offer cash compensation to our named executive officers in the form of base salaries and annual cash bonus opportunities at levels and at times that we believe help us provide competitive compensation packages. In the past, we have structured our cash bonus awards to focus on the achievement of specific short-term financial and strategic goals that will further our longer-term growth objectives. The Compensation Committee may award discretionary bonuses to our named executive officers in connection with 2015 performance, as discussed below under “Executive Compensation Program Components — Annual Cash Bonuses.”

We do not provide significant perquisites or other personal benefits to our executive officers. Our executive officers participate in broad-based company-sponsored health and welfare programs on the same basis as our other salaried employees.

In 2015, our Compensation Committee recognized a need to review annual base salaries of its named executive officers. The Company considered competitive compensation data for senior executives of all life science companies on the NASDAQ between a market cap of $100 million to $350 million and those with revenue less than $10 million which included 165 such companies. Using this information as a reference, our Compensation Committee placed an emphasis on remaining competitive in our market by increasing the base salary of our named executive officers for 2015 and also recognizing that annual cash bonuses would remain an integral part of our overall cash compensation philosophy. In addition, our Compensation Committee recognized that performance based equity awards were necessary to appropriately incent our named executive officers, including through the use of equity grants that vest only on a “Change in Control” as defined in the Company’s 2014 Incentive Compensation Plan.

Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each component and how compensation amounts and awards are determined for 2015 compensation.

Base Salary

Base salary represents the fixed portion of our named executive officers’ compensation, which we view as an important element to attract, retain and motivate highly talented executives. Base salaries represent a significant portion of the total compensation opportunity for our named executive officers.

In 2015, our Compensation Committee conducted a review of each named executive officer’s base salary with input from our Chief Executive Officer. Our Compensation Committee then considered and made adjustments as it determined to better approach a salary which would be reasonable and necessary to reflect the scope of each named executive officer’s role, performance, experience, prior base salary level, position, company stage, company finances, and market conditions. In making these adjustments, our Compensation Committee also considered the median of the base salary range for all life science companies on the NASDAQ between a market cap of $100 million to $350 million and those with revenues less than $10 million. The changes in the base salaries of our named executive officers from 2014 to 2015 are set forth in the following table:

Named Executive Officer	2015 Base Salary	2014 Base Salary	% Increase from 2014 to 2015
Phillip P. Chan, MD, PhD	$325,000	$245,386	32.4%
Vincent J. Capponi, MS	$270,000	$239,445	12.8%
Kathleen P. Bloch, CPA	$235,000	$200,000	17.5%
Robert H. Bartlett, MD	$—	$—	—%

Dr. Bartlett is paid consulting fees for his services to the Company. In 2015, Dr. Bartlett’s consulting compensation was $54,000, a 1.9% increase over his 2014 consulting fees of $53,000.

Annual Cash Bonuses

Cash bonuses are solely discretionary based upon the approval of the Board. There are no target bonuses. In determining whether to award cash bonuses, the Compensation Committee considers the operational performance of the Company relative to its operating plan, including revenue growth and cost containment, management’s ability to meet specified performance milestones, as well as individual performance indicators. In connection with the engagement of Willis Towers Watson and its review of the Company’s overall compensation philosophy, the Compensation Committee expects to make determinations regarding both discretionary 2015 bonus awards and the achievement of certain corporate milestones discussed below under “Equity Compensation”, if any, in the second quarter of 2016.

Equity Compensation

We use equity awards to motivate and reward our named executive officers, to encourage long-term corporate performance based on the value of our common stock and to align the interests of our named executive officers with those of our stockholders. In 2015, we granted our named executive officers stock options which would only vest upon the achievement of corporate milestones, as follows:

(a)	45% vest upon achieving 2015 budgeted revenues and not exceeding budgeted operating expenses, based upon metrics as previously determined by the Board;
(b)	30% vest upon achievement of multiple clinical trial objectives, as previously determined by the Board at the time of the grant, in calendar year 2015;
(c)	15% vest upon demonstration of reasonable progress, in the U.S. regulatory approval of one of the Company’s products during calendar year 2015, as specified and determined at the time of the grant; and
(d)	10% vest upon achievement of one or more new major strategic partnerships, as previously specified and determined by the Board at the time of the grant, during calendar year 2015.

During the second quarter of 2016, the Board will determine, in its discretion, to what extent these performance milestones have been met.

In addition, in 2015, our Compensation Committee granted restricted stock units to named executive officers which would vest in the event of a “Change in Control” as defined in the Company’s 2014 Incentive Compensation Plan. See “Executive Compensation — Grants of Plan-Based Awards.”

Retirement and Other Benefits

Our named executive officers are eligible to participate in our tax-qualified Section 401(k) retirement savings plan on the same basis as our other employees who satisfy the plan’s eligibility requirements, including requirements relating to age and length of service. Under this plan, participants may elect to reduce their current compensation by up to the statutory limit, $17,500 in fiscal 2015 plus an additional $5,000 for participants 50 years or older, and have us contribute the amount of this reduction to the Section 401(k) plan. During 2015, we matched up to 20% of employee contributions, but not exceeding $1,000 per employee. We intend for the 401(k) plan to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Additional benefits received by our named executive officers include medical, dental, vision, short-term disability, long term disability, life and accidental death and dismemberment insurance, and Health Savings Account contributions. These benefits are provided on the same basis as to all of our full-time employees.

Historically, we have not provided perquisites or other personal benefits to our named executive officers. Currently, we do not view perquisites or other personal benefits as a component of our executive compensation program. Our future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our Compensation Committee.

Employment and Consulting Agreements

Employment agreements with certain of our named executive officers expired prior to 2015. On July 14, 2015, we entered into employment agreements with Dr. Phillip P. Chan, President and Chief Executive Officer, Vincent J. Capponi, Chief Operating Officer, and Kathleen P. Bloch, Chief Financial Officer, and on February 3, 2016, we entered into a consulting agreement with Robert H. Bartlett, our Chief Medical Officer. The employment agreements with Dr. Chan and Mr. Capponi, and the consulting agreement with Dr. Bartlett, replaced agreements which had previously expired. With the exception of his own agreement, each of these agreements was negotiated on our behalf by our CEO, with the oversight and approval of our Compensation Committee. Our CEO’s employment agreement was negotiated directly with our Compensation Committee. We believe that these employment and consulting agreements were necessary to retain these individuals and induce them to lead us in achieving our goals as a publicly traded company.

For a summary of the material terms and conditions of these employment agreements, see the section entitled “Compensation of Named Executive Officers — Employment and Consulting Agreements.”

Post-Employment Compensation Arrangements

The employment agreements provide each of our named executive officers with certain protection in the event of his or her termination of employment under specified circumstances, including following a change of control of our Company. We believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our Company. The terms of these agreements were determined after review by our Compensation Committee of our retention goals for each named executive officer and an analysis of competitive market data.

For a summary of the material terms and conditions of these severance and change in control arrangements, see the sections entitled “Compensation of Named Executive Officers — Employment and Consulting Agreements” and “Executive Compensation — Potential Payments upon Termination or Change of Control.”

Other Compensation Policies

Hedging and Pledging

All of our executive officers and members of the Board are prohibited from entering into hedging or pledging transactions in respect of our common stock or other securities issued by us.

Compensation Recovery Policy

We have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our named executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its three next most highly-compensated named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. Additionally, under a Section 162(m) exception for private companies that subsequently become publicly held, any compensation paid pursuant to a compensation plan in existence before the effective date of the public offering of securities will not be subject to the $1.0 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering of securities occurred.

Where reasonably practicable, our Compensation Committee may seek to qualify the variable compensation paid to our named executive officers for the “performance-based compensation” exemption from Section 162(m). As such, in approving the amount and form of compensation for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of our Company that exceed certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that an employee, including a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.

We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during 2015. We have not agreed and are not otherwise obligated to provide any named executive officer with a “gross-up” or other reimbursement under Section 409A.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables that accompany this Compensation Discussion and Analysis, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their statements of operations over the period that the recipient of the award is required to render service in exchange for the award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference, in CytoSorbents Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by:
The Compensation Committee of the Board of Directors

Al W. Kraus, Chairman
Michael G. Bator

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2015 and 2014, compensation awarded to or paid to, or earned by, our Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer, and our Chief Medical Officer (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards(2) ($)	All Other Compensation		Total ($)
Phillip P. Chan, MD, PhD President and Chief Executive Officer	2015	325,000	—	—	—	—		325,000
	2014	245,386	50,000	—	22,875	—		318,261
	2013	245,386	—	—	—	—		245,386
Vincent J. Capponi, MS Chief Operating Officer	2015	270,000	—	—	—	—		270,000
	2014	239,445	40,000	—	22,500	—		301,945
	2013	239,445	200	—	—	—		239,645
Kathleen P. Bloch, CPA Chief Financial Officer	2015	235,000	—	—	—	—		235,000
	2014	200,000	55,000	—	15,000	—		270,000
	2013	118,974	—	—	5,375	—		124,549
Robert H. Bartlett, MD Chief Medical Officer	2015	—	10,000	—	—	54,000	(3)	64,000
	2014	—	—	—	6,000	53,000	(3)	59,000
	2013	—	—	—	—	52,000	(3)	52,000

(1)	In 2015, each of our named executive officers received a grant of restricted stock units which will vest upon a “Change in Control” of the Company, as defined in the Company’s 2014 Incentive Compensation Plan. The value of these grants has been calculated in accordance with ASC Topic 718.
(2)	The value of option awards granted to our named executive officers is based upon the grant date fair value of awards calculated in accordance with ASC Topic 718. For information regarding our valuation of option awards, see “Stock-Based Compensation” in Note 10 of our financial statements for the period ended December 31, 2015.
(3)	Represents consulting fees paid to Dr. Bartlett pursuant to a consulting agreement. See “Executive Compensation — Employment and Consulting Agreements” for further information.

Employment and Consulting Agreements

Dr. Phillip P. Chan

On July 14, 2015, we entered into an executive employment agreement Dr. Chan relating to his employment as our President and Chief Executive Officer, which replaced his previously expired employment agreement. Dr. Chan’s employment agreement has an initial term of three years, and became retroactively effective as of January 1, 2015. Pursuant to his employment agreement, Dr. Chan will receive an annual base salary of $325,000 and reimbursement for certain travel expenses in the amount of $12,000 per year. Dr. Chan’s employment agreement also provides for terms of benefits afforded to Dr. Chan, including the ability to participate in various group insurance plans, reimbursement for reasonable business expenses, liability insurance, vacation time and bonuses, and provides for a full “gross-up” of any excise taxes payable under IRC Section 4999 for any payments or benefits received under his employment agreement.

In addition, Dr. Chan’s employment agreement provides for benefits if his employment is terminated under certain circumstances, as more fully described under “Executive Compensation — Potential Payments upon Termination or Change of Control.”

Vincent J. Capponi, MS

On July 14, 2015, we entered into an executive employment agreement with Mr. Capponi relating to his employment as our Chief Operating Officer, which replaced his previously expired employment agreement. Mr. Capponi’s employment agreement has an initial term of three years, and became retroactively effective as of January 1, 2015. Under his employment agreement, Mr. Capponi will receive an annual base salary of

$270,000. Mr. Capponi’s employment agreement also provides for terms of benefits afforded to Mr. Capponi, including the ability to participate in various group insurance plans, reimbursement for reasonable business expenses, liability insurance, vacation time and bonuses, and provides for a full “gross-up” of any excise taxes payable under IRC Section 4999 for any payments or benefits received under his employment agreement.

In addition, Mr. Capponi’s employment agreement provides for benefits if his employment is terminated under certain circumstances, as more fully described under “Executive Compensation — Potential Payments upon Termination or Change of Control.”

Kathleen P. Bloch, CPA

On July 14, 2015, the Company entered into an executive employment agreement with Ms. Bloch relating to her employment as our Chief Financial Officer, which replaced and superseded her prior employment agreement with us. Ms. Bloch’s employment agreement has an initial term of three years, and became retroactively effective as of January 1, 2015. Under the her employment agreement, Ms. Bloch will receive an annual base salary of $235,000, up to forty (40) hours of paid time off each calendar year for attendance at continuing education programs, and reimbursement for the cost of attending CE programs up to a maximum amount of $1,000 per year, prorated for partial years. Ms. Bloch’s employment agreement also provides for terms of benefits afforded to Ms. Bloch, including the ability to participate in various group insurance plans, reimbursement for reasonable business expenses, liability insurance, vacation time and bonuses, and provides for a full “gross-up” of any excise taxes payable under IRC Section 4999 for any payments or benefits received under her employment agreement.

In addition, Ms. Bloch’s employment agreement provides for benefits if her employment is terminated under certain circumstances, as more fully described under “Executive Compensation — Potential Payments upon Termination or Change of Control.”

Robert H. Bartlett, MD

On February 3, 2016, we entered into a consulting agreement with Dr. Bartlett, which replaced his previously expired consulting agreement. Pursuant to this consulting agreement, which became retroactively effective as of January 1, 2015, Dr. Bartlett will receive consulting fees at an annualized rate of $54,000 payable in equal installments of $4,500 per month. He is eligible for stock options, which will be adjusted on the same basis as all other stockholders to account for any stock split, stock dividends, combination or recapitalization. This agreement has an initial term of two years and is renewable for additional one-year periods upon written consent of the parties.

Grants of Plan-Based Awards

The following table provides information regarding plan-based awards granted to our named executive officers in 2015:

Name	Grant date	Estimated future payouts under equity incentive plan awards Target (#)(1)	Exercise or base price of option awards ($/Sh)(2)	Grant date fair value of stock and option awards ($)(3)
Phillip P. Chan, MD, PhD
RSUs(2)	4/8/2015	130,000		—
Options(3)	4/8/2015	70,000	$8.07	—
Vincent J. Capponi, MS
RSUs(2)	4/8/2015	125,000		—
Options(3)	4/8/2015	66,000	$8.07	—
Kathleen P. Bloch, CPA
RSUs(2)	4/8/2015	110,000		—
Options(3)	4/8/2015	56,000	$8.07	—
Robert H. Bartlett, MD
RSUs(2)	4/8/2015	30,000		—
Options(3)	4/8/2015	20,000	$8.07	—

(1)	The value of awards granted to our named executive officers is based upon the grant date fair value of awards calculated in accordance with ASC Topic 718. For information regarding our valuation of option awards, see “Stock-Based Compensation” in Note 10 of our financial statements for the period ended December 31, 2015.
(2)	Represents restricted stock units that will vest upon a “Change in Control” of the Company, as defined in the Company’s 2014 Long-Term Incentive Plan.
(3)	Represents stock options granted pursuant to the CytoSorbents Corporation 2014 Long-Term Incentive Plan which will vest on the achievement of certain milestones connected to the Company’s operations, subject to approval by the Board. See “Compensation Discussion and Analysis — Equity Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards we have made to our named executive officers that have not been exercised and remained outstanding as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)		Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Phillip P. Chan, MD, PhD	600			2.000	12/31/2018
	100,155			2.100	1/8/2019
	20,000			4.325	1/4/2020
	89,100			3.450	5/5/2020
	30,500			2.875	4/4/2023
	66,500			4.875	3/28/2024
		70,000	(1)	8.070	4/8/2025
						130,000	724,100
Vincent J. Capponi, MS	2,000			41.25	12/31/2016
	44,000			6.25	01/16/2018
	76,000			0.875	06/25/2018
	16,000			4.200	01/28/2019
	20,000			4.325	1/4/2020
	81,300			3.450	5/5/2020
	30,000			2.875	4/4/2023
	62,700			4.875	3/28/2024
		66,000	(1)	8.070	4/8/2025
						125,000	696,250
Kathleen P. Bloch, CPA	40,000			2.900	5/7/2023
	20,000			2.875	4/4/2023
	53,200			4.875	3/28/2024
		56,000	(1)	8.070	4/8/2025
						110,000	612,700
Robert H. Bartlett, MD	7,000			4.325	1/4/2020
	20,600			3.450	5/5/2020
	8,000			2.875	4/4/2024
	19,000			4.875	3/28/2024
		20,000	(1)	8.070	4/8/2025
						30,000	167,100

(1)	These options will vest on the achievement of certain milestones connected to the Company’s operations, subject to approval by the Board. See “Compensation Discussion and Analysis — Equity Compensation.”
(2)	Restricted stock units held by each of the named executive officers will vest upon a “Change in Control” of the Company, as defined in the Company’s 2014 Long-Term Incentive Plan.
(3)	Based on the $5.57 per share closing price of our common stock on December 31, 2015, as reported by NASDAQ.

Option Exercises and Stock Vested

The following table provides information regarding option exercises by the named executive officers during 2015. No vesting of stock awards held by our named executive officers occurred during 2015.

Option awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)
Phillip P. Chan, MD, PhD	—	—
Vincent J. Capponi, MS	8,000	$53,000
Kathleen P. Bloch, CPA	—	—
Robert H. Bartlett, MD	—	—

(1)	Based upon the difference between the closing price of our common stock on the dates of exercise, as reported on NASDAQ, and the exercise price of the options exercised on the respective exercise dates.

Potential Payments upon Termination or Change of Control

In this section, we describe payments that may be made to our named executive officers upon several events of termination of employment, including termination in connection with a change of control.

Employment and Consulting Agreements

We have entered into employment agreements with Dr. Chan, Mr. Capponi, and Ms. Bloch which provide for benefits upon specified termination of employment events within 12 months of a change of control and upon termination of employment events at any time for reasons unrelated to a change of control. Dr. Bartlett provides services under the terms of a consulting contract which permits either us or Dr. Bartlett to terminate his employment for any reason with 30 days’ written notice, and which does not provide for any payments upon termination.

Termination following a Change of Control.   Under the employment agreements, a “change of control” occurs if:

•	one person acquires more ownership of more than 50% of the total fair market value or total voting power of the stock;
•	a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
•	in the event of the sale of all or substantially all of our assets.

Upon the termination of a named executive officer’s employment without cause or by the named executive officer for good reason, other than as a result of a change of control and following the named executive officer’s execution of a release, the named executive officer will receive, following execution of a release:

•	accrued but unpaid base salary and accrued but unused vacation through the date of termination;
•	a lump sum payment equal to (i) with respect to Mr. Capponi, three weeks’ base salary for each full year he has been employed by us, (ii) with respect to Ms. Bloch, nine months’ base salary, and (iii) with respect to Dr. Chan, 12 months’ base salary; and
•	full payment of COBRA premiums for the earlier of 12 months or until the named executive officer becomes eligible to participate in another employer’s group health plan.

In addition, restricted stock units granted to each of the named executive officers in April 2015 will vest upon a “Change in Control” as defined in the Company’s 2014 Long-Term Incentive Plan.

Under the employment agreements, “good reason” means the occurrence of any of the following events, without the named executive officer’s consent:

•	a material reduction in the named executive officer’s base salary;
•	a relocation of the named executive officer’s principal place of employment by more than 30 miles, if it results in a longer commute for the named executive officer;
•	any material breach by the Company of any material provision of the named executive officer’s employment agreement; or
•	a material, adverse change in the named executive officer’s duties or responsibilities.

Termination Without Cause or for Good Reason.   Upon the termination of a named executive officer without cause, the named executive officer is entitled to receive, following execution of a release:

•	accrued but unpaid base salary and accrued but unused vacation through the date of termination;
•	an amount equal to three weeks’ base salary for each full year the named executive officer was employed by us, with a minimum payment equal to six months’ base salary and a maximum payment equal to of twelve months’ base salary, payable in accordance with our regular payroll practices;
•	full payment of COBRA premiums for the earlier of 12 months or until the named executive officer becomes eligible to participate in another employer’s group health plan; and
•	acceleration of vesting of all stock options and restricted stock granted to the named executive officer.

Termination for Cause or Expiration of the Employment Agreement.   If a named executive officer is terminated for cause, or if a named executive officer’s employment agreement expires, the named executive would be entitled to any accrued but unpaid base salary, and any accrued but unused vacation.

Termination as a result of Death or Disability.   Upon termination of a named executive officer as a result of death or disability, the named executive officer is entitled to receive any accrued but unpaid base salary and any accrued but unused vacation.

Table of Benefits upon Termination Events

The following tables show potential payments to each of our named executive officers upon termination of employment, including without limitation a change of control, assuming a December 31, 2015 termination date. In connection with the amounts shown in the tables below:

•	Amounts shown under Stock Options and Restricted Stock Units reflect the value of the option and restricted stock unit as to which vesting will be accelerated upon the occurrence of the termination event, and are equal to the product of the number of shares underlying each option multiplied by the difference between the exercise price of each option and the $5.57 per share closing price of our common stock on December 31, 2015 as reported on NASDAQ.
•	Amounts shown under Health and Welfare benefits assume COBRA premiums will be paid for a period of 12 months following each applicable termination event.

Phillip P. Chan, MD, PhD

Payment Type	Termination following Change of Control	Termination Without Cause or Voluntary Termination for Good Reason	Termination for Cause or Expiration of Employment Agreement	Death or Disability
Severance payment	$325,000	$162,500	—	—
Health and Welfare Benefits	—	—	—	—
Stock Options	—	$691,887	—	—
Restricted Stock Units	$724,100	$724,100	—	—
Excise Tax and Gross-Ups	—	—	—	—
TOTAL	$1,049,100	$1,578,487	—	—

Vincent J. Capponi, MS

Payment Type	Termination following Change of Control	Termination Without Cause or Voluntary Termination for Good Reason	Termination for Cause or Expiration of Employment Agreement	Death or Disability
Severance payment	$202,500	$202,500	—	—
Health and Welfare Benefits	$24,600	$24,600	—	—
Stock Options	—	$700,423	—	—
Restricted Stock Units	$696,250	$696,250	—	—
Excise Tax and Gross-Ups	—	—	—	—
TOTAL	$923,350	$1,623,773	—	—

Kathleen P. Bloch, CPA

Payment Type	Termination following Change of Control	Termination Without Cause or Voluntary Termination for Good Reason	Termination for Cause or Expiration of Employment Agreement	Death or Disability
Severance payment	$176,250	$117,500	—	—
Health and Welfare Benefits	$17,500	$17,500	—	—
Stock Options	—	$197,674	—	—
Restricted Stock Units	$612,700	$612,700	—	—
Excise Tax and Gross-Ups	—	—	—	—
TOTAL	$806,450	$945,374	—	—

Robert H. Bartlett, MD

Payment Type	Termination following Change of Control	Termination Without Cause or Voluntary Termination for Good Reason	Termination for Cause or Expiration of Consulting Agreement	Death or Disability
Severance payment	—	—	—	—
Health and Welfare Benefits	—	—	—	—
Stock Options	—	—	—	—
Restricted Stock Units	$167,100	—	—	—
Excise Tax and Gross-Ups	—	—	—	—
TOTAL	167,100	—	—	—

Equity Compensation Plan Information
As of December 31, 2015

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,851,144	(1)	$1.84	534,447
Equity compensation plans not approved by security holders	1,260,135		$6.49	—
Total	3,111,279		$3.72	534,447

(1)	Includes 1,200,000 restricted stock units.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the registered independent public accounting firm of WithumSmith+Brown, PC as the independent auditors to examine the Company’s financial statements for the fiscal year ending December 31, 2016 and has recommended to the Board that such appointment be submitted to our stockholders for ratification. WithumSmith+Brown, PC has served as our independent auditors since 2005. Representatives from WithumSmith+Brown, PC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from those attending the meeting.

Although stockholder ratification of the appointment of our independent auditors is not required by our bylaws or otherwise, we are submitting the selection of WithumSmith+Brown, PC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, then our Audit Committee will reconsider whether or not to retain that firm.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by duly executed proxies is required for approval of the proposal to ratify the appointment of our independent auditors.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT AUDITORS.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board oversees CytoSorbents Corporation’s financial reporting process on behalf of the Board. Management is responsible for CytoSorbents Corporation’s disclosure controls and procedures and financial reporting process, including its system of internal control over financial reporting, and for preparing CytoSorbents Corporation’s financial statements in accordance with accounting principles generally accepted in the United States. CytoSorbents Corporation’s independent auditors are responsible for auditing those financial statements and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors. The Committee operates under a written charter adopted by the Board, a copy of which is available on CytoSorbents Corporation’s website at www.cytosorbents.com.

The Audit Committee has met and held discussions with management and the independent auditors, both separately and together. Management has represented to the Audit Committee that CytoSorbents Corporation’s audited financial statements for 2015 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with the independent auditors their independence from CytoSorbents Corporation and its management, including the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning the independent auditor’s independence. Finally, the Audit Committee has discussed with CytoSorbents Corporation’s independent auditors the overall scope and plans for their audits, the results of their examinations, their evaluations and assessment of CytoSorbents Corporation’s internal control over financial reporting and the overall quality of CytoSorbents Corporation’s financial reporting.

In its oversight function, the Audit Committee relies on the representations of management and the independent auditors and thus does not have an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal control over financial reporting, that CytoSorbents Corporation’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of CytoSorbents Corporation’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States, or that the independent auditors are in fact “independent.”

Based upon the Audit Committee’s discussions with management and the independent auditors as described above and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board that CytoSorbents Corporation’s audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Submitted by:
The Audit Committee of the Board of Directors

Alan D. Sobel, CPA, Chairman
Al W. Kraus
Edward R. Jones, MD, MBA

AUDIT AND OTHER FEES

The following table summarizes the aggregate fees billed for professional services rendered to us by WithumSmith+Brown, PC, our registered independent public accounting firm, in fiscal years 2015 and 2014. A description of these fees and services follows the table.

	2015	2014
Audit Fees(1)	$169,670	$124,371
Audit Related Fees(2)	32,349	—
Tax Fees(3)	3,822	8,200
All Other Fees(4)	—	—
Total	$205,841	$132,571

(1)	Fees for audit services in 2015 and 2014 consisted of fees associated with the annual audit and the reviews of CytoSorbents Corporation’s quarterly reports on Form 10-Q along with fees associated with SEC and accounting regulations and compliance consulting.
(2)	Fees for audit-related services in 2015 and 2014 are associated with SEC registration and other filings and certain attestations in connection with Company financings and agreements.
(3)	Tax fees for 2015 and 2014 were as a result of services associated with the filing of the Company’s Federal and State tax returns.
(4)	There were no fees for the category “All Other Services” in 2015 and 2014.

The Audit Committee has considered whether the provision of these services by WithumSmith+Brown, PC is compatible with maintaining the independence of WithumSmith+Brown, PC. Further, because the Audit Committee of the Board did not exist before December 2014, all of the services provided by WithumSmith+Brown, PC in 2014 were not approved in advance. Beginning with 2015, in accordance with the Audit Committee’s pre-approval policies and procedures described below, all fees and services have been and will be pre-approved by the Audit Committee. The Audit Committee did not rely on the waiver of pre-approval procedures permitted with respect to de minimus non-audit services under the applicable rules of the SEC for its approval of any of the services provided by WithumSmith+Brown, PC in 2015 and 2014.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services to be provided by our independent auditors. Under these policies and procedures, the Audit Committee approves in advance the provision of services and fees for such services that are specifically identified in the independent auditor’s annual engagement letter for the audits and reviews, in management’s annual budget relating to services to be provided by the independent auditors and any amendments to the annual budget reflecting additional services to be provided by or higher fees of the independent auditors. All other services to be provided by the independent auditors are pre-approved by the Audit Committee as they arise. The Chairman of the Audit Committee has been delegated authority to pre-approve services in accordance with these policies and procedures. The Chairman is to report any such approval of services to the Audit Committee at its next meeting. The Audit Committee considers, among other things, whether the provision of such audit or non-audit services is consistent with applicable regulations regarding maintaining auditor independence, whether the provision of such services would impair the independent auditors’ independence and whether the independent auditors are best positioned to provide the most effective and efficient service.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

All of our directors and officers complete a directors and officers questionnaire in the first calendar quarter of each year, in which they are asked to disclose family relationships and other related party transactions. Our Audit Committee must review and approve or ratify all related party transactions, as defined in Item 404 of Regulation S-K promulgated under the Securities Act of 1933. In examining related party transactions, our Audit Committee considers whether any of our directors, officers, holders of more than five percent (5%) of our voting stock, or any immediate family members of the foregoing persons and any other persons whom the Audit Committee determines to be related parties, have a conflict of interest where an individual may have a private interest which interferes with or appears to interfere with our interests. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

See “Executive Compensation” and “Director Compensation” above for a discussion of director compensation, executive compensation and our named executive officers’ employment and consulting agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers and persons who own more than 10% of our outstanding shares of common stock to file with the SEC initial reports of ownership and reports of changes in ownership in our common stock and other equity securities. Based solely on a review of the copies of such forms furnished to us, and representations from the persons subject to Section 16(a) with respect to our equity securities, we believe that except with respect to one late report by one of our then-10% stockholders reporting 28 transactions, during 2015 all of our executive officers, directors and 10% stockholders complied with the Section 16(a) requirements.

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Any stockholder proposal submitted to us pursuant to SEC Rule 14a-8 under the Exchange Act for inclusion in the proxy statement and proxy relating to our 2017 Annual Meeting must be received by us no later than the close of business on December 26, 2016.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2017 Annual Meeting, other than a proposal for inclusion in the proxy statement pursuant to SEC regulations, or who wants to nominate a person for election to our Board at that meeting, must provide a written notice that sets forth the specified information described in our Bylaws concerning the proposed business or nominee. The notice must be delivered to the Secretary at our principal executive offices, at the address set forth on the first page of this proxy statement, between February 7, 2017 and March 9, 2017.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries. Under this process, stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notice for all stockholders having that address. The Notice for each stockholder will include that stockholder’s unique control number needed to vote his or her shares.

If you would like to receive a separate Notice, please contact our investor relations department at our offices located at 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852; telephone (732) 329-8885.

For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.

If you are a beneficial owner, you can request information about householding from your broker, bank or nominee.

OTHER MATTERS

The Board does not know of any matters to be presented at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders that accompanies this proxy statement. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

To the extent that information contained in this proxy statement is within the knowledge of persons other than our management, we have relied on such persons for the accuracy and completeness thereof.

This proxy statement and our annual report on Form 10-K is available in the “Investors” section of our website at www.cytosorbents.com. Alternatively, upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, we will mail, at no charge to the stockholder, a copy of our annual report on Form 10-K, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for CytoSorbents Corporation’s most recent fiscal year. Requests from beneficial owners of our voting securities must set forth a good faith representation that, as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such meeting. Written requests for such report should be directed to:

Amy Vogel, Investor Relations
CytoSorbents Corporation
7 Deer Park Drive, Suite K
Monmouth Junction, New Jersey 08852

If you would like us to send you a copy of the exhibits listed on the exhibit index of the annual report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

You are asked to advise us if you intend to attend the Annual Meeting. You are urged to complete, sign, date and return your proxy card promptly to make certain your shares will be voted at the Annual Meeting. Also, the proxy card contains instructions for record holders who want to vote their shares via the Internet. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

/s/ Kathleen P. Bloch

Kathleen P. Bloch, CPA
Chief Financial Officer and Secretary

Dated: April 25, 2016

YOUR VOTE IS IMPORTANT VOTE TODAY IN ONE OF THREE WAYS
CYTOSORBENTS CORPORATION C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
You may vote by Internet 24 hours a day, 7 days a week. Your Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90658-P64933 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYTOSORBENTS CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:
1. To elect the following nominees to serve as directors:	☐	☐	☐

Nominees:

01) Phillip P. Chan, MD, PhD
02) Al W. Kraus
03) Edward R. Jones, MD, MBA
04) Michael G. Bator
05) Alan D. Sobel, CPA

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:	For	Against	Abstain

2.

To ratify the appointment of WithumSmith+Brown, PC as CytoSorbents Corporation’s independent auditors to audit CytoSorbents Corporation’s financial statements for the fiscal year ending December 31, 2016.

	For ☐	Against ☐	Abstain ☐

MARK HERE FOR ADDRESS CHANGES/COMMENTS AND NOTE ON REVERSE SIDE ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐ Yes	☐ No

Please sign and return this Proxy Card so that the shares can be represented at the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you vote by ballot, such vote will supersede this proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

For Directions to the Annual Meeting, please refer to the “About Us” section of our website at www.cytosorbents.com.

PLEASE RETURN THIS CARD PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR OTHERWISE TO CYTOSORBENTS CORPORATION, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717, SO THAT THE SHARES CAN BE REPRESENTED AT THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report of CytoSorbents Corporation are available at:
www.proxyvote.com

DETACH HERE

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M90659-P64933

CytoSorbents Corporation
COMMON STOCK

PROXY CARD

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on June 7, 2016.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS CARD.

PROXY

The undersigned, revoking all prior proxies, hereby appoints Dr. Phillip P. Chan and Kathleen P. Bloch and each of them, with full power of substitution, proxies to appear on behalf of the undersigned and to vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at the offices of DLA Piper LLP (US) at 1251 Avenue of the Americas, New York, New York 10020, on Tuesday, June 7, 2016 at 10:00 a.m. Eastern time, and at any adjournments thereof, subject to any directions indicated on the reverse side of this card, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 23, 2015, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

If this Proxy is properly executed and returned, and not revoked, the shares it represents will be voted at the meeting in accordance with the choices specified on this proxy card. If no choice is specified, the shares will be voted by the proxies FOR the election of the nominees listed in Proposal 1 to serve as directors on the Board of Directors, FOR Proposal 2 to ratify the appointment of WithumSmith+Brown, PC as CytoSorbents Corporation’s independent auditors to audit CytoSorbents Corporation’s financial statements for the fiscal year ending December 31, 2016, and at their discretion on any other matter that may properly come before the meeting.

Address Changes/Comments:

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(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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SEE REVERSE SIDE	SEE REVERSE SIDE

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